EXHIBIT 10.10

LEASE

SECTION 1—PREMISES, USE, TERM, IMPROVEMENTS

1.01.  Date and Parties.    This lease (Lease) is made May        , 2001 (Effective Date), between Citizens Reserve, LLC, a Florida Limited Liability Company, 3606 Enterprise Avenue, Naples, Florida 34104, (Landlord) and Citizens National Bank of Southwest Florida, N.A., 3401 Ninth Street North, Naples, Florida 34103 (Tenant).

1.02.  Premises.    Landlord leases to Tenant the premises (Premises) as shown cross-hatched on the attached floor plan (Exhibit A). The Premises will contain the fixtures, improvements, and other property required by Exhibit B of this Lease. The Premises will contain approximately 12,785 rentable square feet on the first floor and 4,951 rentable square feet on the second floor, and have a street address of 1185 Immokalee Road, Naples, FL 34110 . The building (Building) in which the Premises are located contains, or on the Beginning Date will contain, approximately 36,163 rentable square feet of commercial space. Tenant and its agents, employees, and invitees have (i) the exclusive right to the use of a three lane drive through facility, the twenty (20) carports that are shown cross-hatched on Exhibit “            ” attached hereto, and the eight (8) parking spaces located immediately in front of the porte cochere, and (ii) the nonexclusive right with others designated by Landlord to the free use of the common areas in the Building and of the land (Land) on which the Building is located (Exhibit C) for the common areas’ intended and normal purpose. The terms “Building” and “Land” are sometimes referred to throughout this Lease as the “Property.” Common areas include sidewalks, driveways, hallways, parking lots, common entrances, and other similar public areas and access ways (Common Areas). Landlord may change the Common Areas if the changes do not materially and unreasonably interfere with Tenant’s access to the Premises or use of them.

1.03.  Use.    Tenant shall use the Premises for only a full service commercial bank, together with a three lane drive through facility (if, as and to the extent that a three lane drive through facility is authorized by the local government having jurisdiction therefor and the Riverchase Property Owners’ Association) private banking, financial services, trust services, and brokering services (the “Permitted Use”). Tenant shall apply for, pay the cost of, procure, and assume the risk of any conditional use or other permit or approval to authorize the three lane drive through facility. Tenant shall not create a nuisance or use the Premises for any immoral or illegal purposes.

1.04.  Exclusive Right.    Landlord covenants and agrees that it shall not lease, or agree to an assignment or sublease, of any other space in the Building for (a) another Depository Institution as the term “Depository Institution” is defined as of the Effective Date in 12 USC Section 1813(c)(1); or (b) a trust company, whether incorporated or not, doing business under the laws of any state or of the United States, a substantial portion of the business of which consists of exercising fiduciary powers similar to those permitted national banks under the authority of the Comptroller of the Currency, and which is supervised and examined by state or federal authority having supervision over banks or savings associations as the terms “bank” and “savings association” are defined as of the Effective Date in 12 USC 1813(a) and (b) (the “Exclusive Right”). Copies of the relevant statutory provisions are attached and incorporated herein by reference as Exhibit “D” Tenant shall have the exclusive right to provide such services in the Building. In the event of a breach of any of the restrictions or covenants contained in this paragraph 1.04, Tenant shall be entitled to injunctive relief, but in no event shall Landlord be liable to Tenant for damages of any kind.

1.05.  Term.

1.05(a).  Term.    The Lease begins (Beginning Date) on the earlier to occur of (i) the date of substantial completion of the Landlord’s Improvements described in Exhibit B (Substantial Completion Date), or (ii) the date on which Tenant occupies the Premises and conducts its business therefrom. Tenant shall nonetheless have the right to use the Premises without paying Base Rent for the period between the Substantial Completion Date and the Beginning Date for the sole and exclusive purpose of accommodating Tenant’s construction of Tenant Improvements prior to the Beginning Date as and to the extent hereafter provided. Tenant shall upon prior written notice to

Landlord and receipt by Tenant of Landlord’s prior written approval be entitled to enter the Premises without paying Base Rent prior to the Substantial Completion Date for the sole and exclusive purpose of accommodating Tenant’s construction of Tenant Improvements if, in the reasonable exercise of Landlord’s discretion, doing so does not interfere with the construction of Landlord’s Improvements. Tenant shall pay for its own electrical consumption, assume responsibility for payment of Additional Rent (as hereafter defined) and comply with all of Tenant’s performance obligations under this Lease during any time after which Tenant begins to use or occupy the Premises. Notwithstanding anything in this Lease to the contrary, Tenant shall pay Base Rent and Additional Rent for the entire Term of the Lease commencing on the Beginning Date. If the Beginning Date would be a Saturday, Sunday, or holiday, the Beginning Date shall be the first business day following that Saturday, Sunday, or holiday. The Lease ends (Ending Date) one hundred twenty (120) months from the Beginning Date, unless ended earlier or extended further as provided under this Lease.

1.05(b).  Substantial Completion.    Landlord shall use its best efforts to substantially complete the improvements described in Exhibit B (Improvements, Landlord’s Improvements or Landlord’s Work) by November 15, 2001 (Target Date). Substantially complete means:

(i)  completing improvements (Exhibit B) so that (A) Tenant can make its own intended Tenant Improvements to the Premises and thereafter use the Premises for their intended purposes without material interference to Tenant conducting its ordinary business activities and (B) the only incomplete items are minor or insubstantial details of construction, mechanical adjustments, or finishing touches like touch-up plastering or painting;

(ii)  securing a temporary or permanent certificate of occupancy from the local municipality;

(iii)  Tenant, its employees, agents, and invitees have ready access to the Building and Premises through entranceways and hallways;

(iv) the decoration, fixtures, and equipment to be installed by Landlord are installed and in good operating order; and

(v) the Premises are ready for the installation of Tenant’s Improvements (as later defined in this Lease), and any equipment, furniture, fixtures, or decoration that Tenant will install.

Landlord’s architect’s or general contractor’s certificate as to compliance with these criteria is dispositive as to the issue of Substantial Completion as that term is defined in this Lease, and not as that term may be defined in the construction documents for the Building, or elsewhere.

1.05(c).  Notice.    Landlord shall give Tenant at least ten (10) days advance notice of the estimated substantial completion date if different from the Target Date. If the estimated substantial completion date changes at any time after Landlord gives notice, then Landlord shall promptly give advance notice of the new estimated substantial completion date.

1.05(d).  Inspection and Punchlist.    Before the earlier to occur of the Beginning Date and the date Tenant enters the Premises to make Tenant’s Improvements, the parties shall inspect the Premises, have all systems demonstrated, and prepare a punchlist. The punchlist shall list incomplete, minor, or insubstantial details of construction; necessary mechanical adjustments; and needed finishing touches. Landlord will complete the punchlist items within thirty (30) days after the Beginning Date. Landlord’s completion of the punchlist items is conclusive evidence that the Premises were taken by Tenant in satisfactory condition. Landlord will promptly correct any latent defects as they become known, if Tenant notifies Landlord of the defect within ten (10) days after Tenant first learns of the defect.

1.05(e).  Delayed Possession.    Tenant may cancel this Lease if Landlord cannot deliver actual possession of the substantially complete Premises by one hundred and twenty (120) days after the Target Date. To cancel Tenant must give notice to Landlord within one hundred and eighty (180) days after the Target Date and before Landlord gives notice to Tenant that the Premises are substantially complete. The one hundred and twenty (120) day and one hundred and eighty (180) day periods above shall be extended for an amount of time equal to any period of delay caused by the Tenant or any factors influencing the rate of construction such as, but not limited to, acts of God, strikes, wars, availability of material, and the like. Within thirty (30) days after cancellation Landlord shall return to Tenant prepaid consideration including Rent and deposits, if any.

SECTION 2—RENT AND SECURITY

2.01.  Rent.

2.01(a).  Base Rent.    Tenant shall pay to Landlord Rent of Four Hundred Fifty-Seven Thousand Five Hundred Ninety-Six and 00/100 Dollars ($457,596.00), plus applicable sales, use, or occupancy tax, for the first year of the Term, payable in monthly installments of Thirty-Eight Thousand One Hundred Thirty-Three and 00/100 Dollars ($38,133.00) (“Base Rent”).

2.01(b)  Annual Increases in Base Rent.    At the end of the twelfth (12th) month and each succeeding Lease Year for the Term of the Lease, the Base Rent shall be increased, effective the first month of the new Lease Year. The annual increase to the Base Rent shall be determined by the greater of (i) multiplying the Base Rent for the first Lease Year by the “CPI” as of the end of the Lease Year then ended less “Base CPI”, or (ii) by multiplying the Base Rent for the Lease Year then ended by three percent (3%); provided, however, that the annual increase in Base Rent shall never be less than three percent (3%) even if CPI decreases or CPI increases by less than three percent (3%) from one Lease Year to the next. “CPI” means the Consumer Price Index (Revised)—All Urban Consumers (U.S. City Average) issued by the U.S. Department of Labor. “Base CPI” means the CPI as of the Beginning Date.

2.01(c).  Conditions.    The Rent shall be paid:

(i)  without advance notice, demand, offset, or deduction;

(ii)  by the first day of each month during the Term; and

(iii)  to Landlord at Citizens Reserve, LLC, 3606 Enterprise Avenue, Naples, Florida 34104-3698, Attn. Donald R. Barber, or as Landlord may specify in writing to Tenant.

First month’s Rent and Additional Rent (as hereafter defined) are due and have been paid upon signing of this Lease by Tenant. If the Term does not begin on the first day or end on the last day of a month, the Rent and Additional Rent for that partial month shall be prorated by multiplying the monthly Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the

Term and the denominator of which is the total number of days in the full calendar month. Rent and Additional Rent for the partial month is due on the Beginning Date.

2.01(d).  Late Charges; Interest.    If Tenant fails to pay part or all of the Rent or Additional Rent (paragraph 2.02(e)) within ten (10) days after it is due, Tenant shall also pay:

(i)  a late charge equal to 5 percent of the unpaid Rent and Additional Rent, plus

(ii)  interest at 18 percent per annum or the maximum then allowed by applicable law, whichever is less, on the remaining unpaid balance, retroactive to the date originally due until paid,

provided, however, that if in any lease term year, Tenant pays two or more rental payments after the due date, then for the remaining payments due in that lease term year, the percent late charge and the interest shall apply to any payment made after the due date.

2.02.  Additional Rent.

2.02(a).  Definitions.

(i)  [Deleted]

(ii)  [Deleted]

(iii)  Tenant’s pro rata share: means a ratio calculated by dividing the rentable square footage of the Premises (numerator) by the rentable square footage of the Building (denominator), and expressing the fraction as a percentage. Tenant=s pro rata share may be adjusted from time to time upon written notice from Landlord to reflect any changes in rentable area of the Premises or rentable area of the Building as may result from any cause permitted by this Lease.

(iv)  Property: means the Building and its equipment and systems, and the Land.

(v)  Real Estate Taxes:

(A)  means

(1)  real property taxes and currently due installments of assessments, special or otherwise, imposed upon the Property, and

(2)  reasonable legal fees, costs, and disbursements incurred for proceedings to contest, determine, or reduce Real Estate Taxes, whether or not the Real Estate Taxes are reduced.

(B)  Notwithstanding paragraph 2.02(a)(v)(A), Real Estate Taxes exclude:

(1)  federal, state, or local income taxes, and

(2)  franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes.

(vi)  Operating Expenses:

(A)  means Landlord’s operating expenses that are reasonable, actual and necessary, out-of-pocket (except Landlord may use its normal accrual method of accounting), obtained at competitive prices, and that are attributable to the operation, maintenance, management, and repair of the Property, as determined under generally accepted accounting principles consistently applied, including:

(1)  salaries, and other compensation; including payroll taxes, vacation, holiday, and other paid absences; and welfare, retirement, and other fringe benefits; that is paid to employees, independent contractors, or agents of Landlord engaged in the operation, repair, management, or maintenance of the Property;

(2)  the purchase, cleaning, replacement, and pressing of uniforms of employees specified in paragraph 2.02(a)(vi)(A)(1);

(3)  repairs and maintenance of the Property and the cost of supplies, tools, materials, and equipment for Property repairs and maintenance, that under generally accepted accounting principles consistently applied, would not be capitalized;

(4)  premiums and other charges including, without limitation, deductibles, incurred by Landlord for insurance on the Property and for employees specified in paragraph 2.02(a)(vi)(A)(1) including:

(a)  fire insurance, extended coverage insurance, and earthquake, windstorm, hail, and explosion insurance;

(b)  public liability and property damage insurance;

(c)  elevator insurance;

(d)  workers’ compensation insurance;

(e)  boiler and machinery insurance; sprinkler leakage, water damage, water damage legal liability insurance; burglary, fidelity, and pilferage insurance on equipment and materials;

(f)  health, accident, and group life insurance;

(g)  insurance Landlord is required to carry under Section 5; and

(h)  other insurance as is customarily carried by operators of comparable first class office buildings in the Naples area;

(5)  costs incurred for inspection and servicing, including all outside maintenance contracts necessary or proper for the maintenance of the Property, such as janitorial and window cleaning, rubbish removal, exterminating, water treatment, elevator, electrical, plumbing, and mechanical equipment, and the cost of materials, tools, supplies, and equipment used for inspection and servicing;

(6)  costs incurred for electricity, water, gas, fuel, or other utilities;

(7)  payroll taxes, federal taxes, state and local unemployment taxes, and social security taxes paid for the employees specified in paragraph 2.02(a)(vi)(A)(1);

(8)  sales, use, and excise taxes on goods and services purchased by Landlord, but Tenant’s pro rata share shall exclude prepaid services that are not used by Tenant;

(9)  license, permit, and inspection fees;

(10)  auditor’s fees for public accounting;

(11)  legal fees, costs, and disbursements but excluding those based upon Landlord’s gross negligence or other similar tortious conduct.

(12)  management fees to a person or entity other than the Landlord, subject to the adjustment under paragraph 2.02(b)(iv);

(13)  the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any capital improvements made by Landlord and required by any changes in applicable laws, rules, or regulations of any governmental authorities enacted after the Building was fully assessed as a completed and occupied unit and the Lease was signed;

(14)  the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any equipment or capital improvements made by Landlord after the Building was fully assessed as a completed and occupied unit and the Lease was signed, as a labor-saving measure or to accomplish other savings in operating, repairing, managing, or maintaining of the Property, but only to the extent of the savings;

(15)  the annual amortization over its useful life on a straight-line basis of the costs of any exterior window draperies provided by Landlord and the carpeting in the common areas;

(16)  any costs for substituting work, labor, materials, or services in place of any of the above items, or for any additional work, labor, materials, services, or improvements to comply with any governmental laws, rules, regulations, or other requirements applicable to the Property enacted after the Building was fully assessed as a completed and occupied unit and the Lease was signed, that, at the time of substitution or addition, are considered operating expenses under generally accepted accounting principles consistently applied;

(17)  Real Estate Taxes as defined in paragraph 2.02(a)(v);

(18)  advertising and promotional expenditures;

(19)  general, special and other assessments imposed from time to time against the Property by the Riverchase Property Owners’ Association; and

(20)  other costs reasonably necessary to operate, repair, manage, and maintain the Property in a first class manner and condition.

(B)  Notwithstanding paragraph 2.02(a)(vi)(A), Operating Expenses exclude:

(1)  leasing commissions, costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for tenants;

(2)  costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for tenants;

(3)  Landlord’s cost of electricity or other service sold to tenants for which Landlord is to be reimbursed as a charge over the Rent and Additional Rent payable under the lease with that tenant;

(4)  costs incurred by Landlord for alterations that are considered capital improvements and replacements under generally accepted accounting principles consistently applied except that the annual amortization of these costs shall be included to the extent expressly permitted in paragraphs 2.02(a)(vi)(A)(13), (14), and (15);

(5)  depreciation and amortization on the Building except as expressly permitted elsewhere in the Lease;

(6)  costs of a capital nature including capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, except that the annual amortization of these costs shall be included to the extent expressly permitted in paragraphs 2.02(a)(vi)(A)(13), (14), and (15);

(7)  costs incurred because the Landlord violated the terms of any lease;

(8)  overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the services, supplies, or materials exceed the competitive costs of the services, supplies, or materials were they not provided by a subsidiary or affiliate;

(9)  interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;

(10)  compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord;

(11)  rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial services that is not affixed to the Building;

(12)  items and services for which Tenant reimburses Landlord or pays third parties or that Landlord provides selectively to one or more tenants of the Building other than Tenant without reimbursement;

(13)  repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord or to the extent Landlord’s insurance required under Section 5 would have provided insurance, whichever is the greater coverage;

(14)  nonrecurring costs incurred to remedy structural defects in original construction materials or installations;

(15)  any costs, fines, or penalties incurred because Landlord violated any governmental rule or authority; and

(16)  other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, management, or operation expenses.

2.02(b).  [Deleted]

2.02(c).  Adjustments.    Operating Expenses as defined in paragraph 2.02(a)(vi) shall be adjusted as follows:

(i)  Credits/Reimbursements.    Operating Expenses shall be reduced by reimbursements, credits, discounts, reductions, or other allowances received or receivable by Landlord for items of cost included in Operating Expenses, except reimbursements to the Landlord by tenants under the Additional Rent (Operating Expenses/Taxes) provision.

(ii)  Tax Refund.    If Landlord receives a refund of any portion of Real Estate Taxes that were included in the Real Estate Taxes paid by Tenant, then Landlord shall credit Tenant its pro rata share of the refunded taxes, less any expenses that Landlord reasonably incurred to obtain the refund against the installment of Rent or Additional Rent next coming due.

(iii)  Substituted Taxes.    If any non-Real Estate Taxes are imposed against the Landlord in substitution for any Real Estate Taxes, then the substituted tax shall be considered a Real Estate Tax. Conversely, if any additional Real Estate Taxes are imposed in substitution for any non-Real Estate Taxes (that are not Substituted Taxes) they shall not be considered Real Estate Taxes.

(iv)  Increased Building Rentable Square Feet.    If Landlord increases the Building’s rentable square feet after the Beginning Date, then the Operating Expenses and Real Estate Taxes attributable to the additional rentable square feet shall be included in the Operating Expenses and Real Estate Taxes in an amount per rentable square foot not to exceed the rentable square foot cost of Operating Expenses and Real Estate Taxes of the original Building. But Tenant’s pro rata share shall be reduced using the same formula in paragraph 2.02(a)(iii).

2.02(d).  Payment by Landlord.    Subject to reimbursement under paragraph 2.02(e), Landlord shall pay the Property’s Operating Expenses and Real Estate Taxes.

2.02(e).  Payment by Tenant.    Tenant agrees to pay Landlord as additional rent (Additional Rent), Tenant’s pro rata share of the Operating Expense, plus applicable sales, use, or occupancy taxes.

2.02(f).  Manner of Payment.

(i)  Landlord may give Tenant notice of Landlord’s estimate of amounts payable under this paragraph for each Adjustment Period. Landlord’s estimate shall be reasonable and based upon generally accepted accounting principles consistently applied. If Tenant requests, Landlord shall give Tenant reasonably detailed documentation to support Landlord’s estimate.

By the first day of each month during the Adjustment Period, Tenant shall pay Landlord one-twelfth (1/12th) of the estimated amount. If, however, the estimate is not given before the Adjustment Period begins, Tenant shall continue to pay on the basis of last year’s estimate, if any, until the month after the new estimate is given.

(ii)  Within ninety (90) days after each Adjustment Period ends, or as soon as reasonably practical, Landlord shall give Tenant an itemized statement (Statement) showing in reasonable detail the:

(A)  actual Operating Expenses for the Adjustment Period broken down by component expenses, such as repairs, management fees, electricity, janitorial, and Real Estate Taxes;

(B)  the amount of Tenant’s pro rata share of the Operating Expense;

(C)  the amount, if any, paid by Tenant during the Adjustment Period towards the Operating Expense; and

(D)  the amount Tenant owes towards the Operating Expense or the amount Landlord owes as a refund.

(iii)  If the Statement shows that the actual amount Tenant owes for the Adjustment Period is less than the estimated Operating Expenses paid by Tenant during the Adjustment Period, Landlord shall credit the difference (Overpayment) to the installment of Rent or Additional Rent then next coming due.

If the Statement shows that the actual amount Tenant owes is more than the estimated Operating Expenses paid by Tenant during the Adjustment Period, Tenant shall pay the difference (Underpayment). The Underpayment shall be paid within thirty (30) days after the Statement is delivered to Tenant. A late charge of three (3) percent of the Underpayment, exclusive of any interest, shall be added if the payment is not made within the thirty (30) day period. Landlord shall use good faith efforts to issue the Statement as soon as reasonably practical after each Adjustment Period ends.

Any Additional Rent due, including interest and penalty, shall survive the ending of the Lease.

(iv)  During any Adjustment Period this Lease is not in effect a complete calendar year, unless it was ended because of Tenant’s default, Tenant’s obligation for Additional Rent for those Adjustment Periods shall be prorated by multiplying the Additional Rent for the Adjustment Period by a fraction expressed as a percentage, the numerator of which is the number of days of the Adjustment Period included in the Term and the denominator of which is 365.

2.03.  Personal Property Tax.    Before delinquency Tenant shall pay taxes assessed during the Term against trade fixtures or personal property placed by Tenant in the Premises. If these taxes are assessed against the Building, Tenant shall pay its share of the taxes to Landlord within ten (10) days after receiving Landlord’s written statement setting forth the amount of taxes applicable to Tenant’s property and the basis for the charge to Tenant. Tenant’s failure to pay within the ten-day period shall entitle Landlord to the same remedies it has upon Tenant’s failure to pay Rent.

2.04.  Security Deposit.    Upon its signing of this Lease, the Tenant has deposited Thirty-Six Thousand Seven Hundred Eighty and 25/100 Dollars ($36,780.25) (Security Deposit) with Landlord to secure Tenant’s performance of its Lease obligations. If Tenant defaults Landlord may, after giving five (5) days advance notice to Tenant, without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure Tenant’s default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, pay Landlord the amount used to restore the Security Deposit to its original amount. Landlord may mix the Security Deposit with its own funds. Any part of the Security Deposit not used by Landlord as permitted by this paragraph shall be returned to Tenant, without interest, within thirty (30) days after the Lease ends. If Landlord sells the Building then Landlord shall be relieved of any liability for the Security Deposit and accumulated interest upon the transfer of the Security Deposit to the successor landlord.

SECTION 3—AFFIRMATIVE OBLIGATIONS

3.01.  Compliance with Laws.

3.01(a).  Landlord’s Compliance.    On the Beginning Date, the Premises will comply with all applicable laws, ordinances, rules, and regulations of governmental authorities (Applicable Laws). During the Term, Landlord shall comply with all Applicable Laws regarding the Premises and Building except to the extent Tenant must comply under paragraph 3.01(b).

3.01(b).  Tenant’s Compliance.    Tenant shall comply with all Applicable Laws: (i) regarding the physical condition of the Premises, but only to the extent the Applicable Laws pertain to the particular manner in which Tenant uses the Premises; or (ii) that do not relate to the physical condition of the Premises but relate to the lawful use of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, and illegal business operations, such as gambling.

3.02.  Services and Utilities.

3.02(a).  Landlord Services.    Landlord shall provide at its expense, subject to reimbursement under paragraph 2.02:

(i)  Automatic passenger elevators providing adequate service leading to the floor on which the Premises are located if the Premises are not located on the ground floor;

(ii)  Unless the Premises are individually metered for water service, cold water sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes to be drawn from approved fixtures in the Premises or on the floor on which the Premises are located;

(iii)  Maintenance of Common Areas in a manner comparable to other first class office buildings in the Naples area. The maintenance shall include cleaning, HVAC, illumination, repairs, replacements, lawn care, and landscaping of the Common Areas; and

(iv)  Separate utility meters to the Premises. Tenant shall, at its sole expense, enter into direct contracts for electrical, cable and telephone service with utility companies as Landlord deems appropriate providing service to the Building, and shall promptly furnish Landlord with copies of such contracts. Tenant shall timely pay all charges of each utility company providing such services to the Premises directly to the utility company. Tenant shall be responsible for all electrical costs and maintenance costs in connection with Tenant’s signage (as hereafter provided), and any other property installed by Tenant in the Common Areas. Tenant specifically undertakes to install and maintain within the Premises at Tenant’s cost such fire protection equipment including, but not limited to, emergency lighting as may be required by any governmental authority or insurer, in addition to that required to be installed and maintained by Landlord.

3.02(b).  Business Hours.    In paragraph 3.02 business hours means:

(i)  Monday through Friday, 8:00 a.m. through 6:00 p.m., and

(ii)  Saturday, 8:00 a.m. through 1:00 p.m., but excludes the following holidays or the days on which the holidays are designated for observance: New Year’s Day, Memorial Day, July Fourth, Labor Day, Thanksgiving Day and Christmas Day.

3.02(c).  24 Hour Access.    Tenant, its employees, agents, and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. During nonbusiness hours Landlord may restrict access by any reasonable means. Landlord shall not be liable for denying or permitting entry to any person unable to show the proper identification. Landlord may temporarily close the Building if required because of a life-threatening or Building threatening situation. Landlord shall use its best efforts to close the Building during nonbusiness hours only.

3.02(d).  Interruption of Landlord Services.

(i)  Interruptions.     Landlord does not warrant that any services Landlord supplies will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements, or any reason beyond the reasonable control of Landlord. Except as noted in (ii) below, any interruption shall not:

(A)  be considered an eviction or disturbance of Tenant’s use and possession of the Premises;

(B)  make Landlord liable to Tenant for damages;

(C) abate Rent or Additional Rent; or

(D) relieve Tenant from performing Tenant’s Lease obligations.

(ii)  Remedy.    If services supplied by Landlord are interrupted in a way which unreasonably and materially interferes with Tenant’s use of or access to the Premises as a result of negligence or willful misconduct of Landlord, and the interruption does not result from the negligence or willful misconduct of Tenant, its employees, invitees, or agents, Tenant shall be entitled to an abatement of Rent and Additional Rent beginning on the fourteenth (14th) consecutive business day of the interruption or when Tenant stops using the Premises because of the interruption, whichever is later. The abatement shall end when the services are restored. Tenant shall have the option to cancel the Lease if the interruption unreasonably and materially interferes with Tenant’s use of or access to the Premises for at least sixty (60) consecutive days and Landlord is not exercising its best efforts to restore the services. To exercise this option Tenant must give Landlord notice of the cancellation within ten (10) days from the end of the sixty (60) day period.

3.02(e).  Tenant Services.    Tenant shall provide at its expense heating, ventilation and air conditioning (HVAC) for the Premises. Tenant shall enter into direct contracts with providers of janitorial service, interior maintenance, specialty trash service and any other services necessary to maintain the Premises in a condition consistent with the standards for other first class office buildings in the Naples, Florida area, subject to Landlord’s reasonable approval. Tenant shall enter into a contract with such third party service contractor as Landlord deems appropriate, and shall promptly furnish Landlord with a copy of such contract, providing for such periodic servicing, maintaining and/or repairing of the heating and air conditioning system and equipment serving the Premises (“HVAC”). Provided Tenant enters into such a contract, Landlord shall use all reasonable efforts to have assigned to Tenant all warranties and/or guarantees in place on the HVAC. If Tenant does not effect and keep in force such contract, Landlord may enter into a contract providing for such periodic servicing, maintaining and/or repairing of the HVAC as Landlord deems appropriate. Tenant shall pay to Landlord the cost of the contract plus 15% for overhead, upon presentation of a bill therefor, as additional rent. Tenant shall be obligated to cause to be professionally performed (and shall employ said service contractor for such purpose) all service, maintenance, repair and replacement of the HVAC; provided, however, Tenant shall not be responsible for costs incurred due to the correction of design or construction defects in the HVAC to the extent HVAC equipment is installed by Landlord as a Landlord Improvement under Exhibit B to this Lease, but not otherwise.

3.03.  Repairs and Maintenance.

3.03(a).  Tenant’s Care of Premises.    Tenant shall:

(i)  keep the Premises and fixtures in good order;

(ii)  make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance or the insurance Landlord is required to carry under Section 5, whichever is greater;

(iii)  repair and replace Tenant’s Improvements and special equipment or decorative treatments above Building Standard installed by or at Tenant’s request and that serve the Premises only, except

(A)   to the extent the repairs or replacements are needed because of Landlord’s misuse or primary negligence, and are not covered by Tenant’s insurance or the insurance Tenant is required to carry under Section 5, whichever is greater; or

(B)  if the Lease is ended under paragraphs 6.01 (Damages) or 6.02 (Condemnation); and

(iv)  commit no waste.

3.03(b).  Landlord’s Repairs.    Except for repairs and replacements that Tenant must make under paragraph 3.03(a), Landlord shall pay for and make all other repairs and replacements to the Premises, common areas and Building (including Building fixtures and equipment). Landlord shall make the repairs and replacements to maintain the Building in a condition comparable to other first class office buildings in the Naples area. This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems exterior to the Premises, such as mechanical, electrical (outside the meter), and plumbing (outside the Premises), expressly excluding therefrom however electrical inside the meter, plumbing within the Premises, and HVAC which Tenant agrees to repair, replace and maintain.

3.03(c).  Time for Repairs.    Repairs or replacements required under paragraphs 3.03(a) or 3.03(b) shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement.

3.03(d).  Surrendering the Premises.     Upon the Ending Date or the date the last extension Term, if any, ends, whichever is later, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Beginning Date except for:

(i)  ordinary wear and tear;

(ii)  damage by the elements, fire, and other casualty unless Tenant would be required to repair under paragraph 3.03(a);

(iii)  condemnation; and

(iv)  alterations as permitted by this Lease unless consent was conditioned on their removal.

On surrender Tenant shall remove from the Premises its personal property, trade fixtures, and any alterations required to be removed under paragraph 4.01 and repair any damage to the Premises caused by the removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal, minus any revenues received by Landlord for their disposal.

3.03(e).  Landlord may make any repairs Tenant is required to make but does not make, and charge Tenant for 110% of the cost of the repair.

3.04.  Hazardous Weather.    Tenant hereby agrees that, in the event that Landlord determines in the reasonable exercise of its discretion that the Premises are threatened by hazardous weather such as a hurricane or severe storm, Tenant shall make all reasonable efforts to protect the Premises and surrounding areas from damage from said weather. This may include, but not be limited to, installing storm shutters (where available), removing loose signs, decorations or debris, and cooperating with the Landlord’s agents, building managers, and maintenance personnel in order to complete storm preparation tasks.

SECTION 4—NEGATIVE OBLIGATIONS

4.01.  Alterations.

4.01(a)  Definitions.    “Alterations” means alterations, additions, substitutions, installations, changes, and improvements, but excludes minor decorations and the Improvements, if any, Landlord is to make.

4.01(b).  Consent.    Tenant shall not make Alterations without the Landlord’s advance written consent. Landlord’s consent shall not be unreasonably withheld or unduly delayed for nonstructural interior Alterations to the Premises that do not adversely affect the Building’s appearance, value, and structural strength.

4.01(c).  Conditions of Consent.    Landlord may condition its consent in paragraph 4.01(b) on all or any part of the following:

(i)  Tenant shall furnish Landlord with reasonably detailed plans and specifications of the Alterations;

(ii)  The Alterations shall be performed and completed -

(A)  in accord with the submitted plans and specifications,

(B)  in a workmanlike manner,

(C)  in compliance with all applicable laws, regulations, rules, ordinances, and other requirements of governmental authorities,

(D) using new materials and installations at least equal in quality to the original Building materials and installations,

(E) by not disturbing the quiet possession of the other tenants,

(F) by not interfering with the construction, operation, or maintenance of the Building, and

(G) with due diligence;

(iii)  Tenant shall use workers and contractors who Landlord employs or approves in writing, which approval shall not be unreasonably withheld or unduly delayed;

(iv)  Tenant shall modify plans and specifications because of reasonable conditions set by Landlord after reviewing the plans and specifications;

(v)  Tenant’s contractors shall carry builder’s risk insurance in an amount then customarily carried by prudent contractors and workers’ compensation insurance for its employees in statutory limits;

(vi)  Tenant’s workers or contractors shall work in harmony and not unreasonably interfere with Landlord’s workers or contractors or other tenants and their workers or contractors;

(vii)  If the Alteration’s estimated cost exceeds $10,000.00, Tenant shall supply a lien and completion bond, bank letter of credit, or other security satisfactory to Landlord, in an amount equal to the estimated cost to insure Landlord against construction liens and against completion of the Alterations;

(viii)  Tenant shall give Landlord at least fifteen (15) days advance notice before beginning any Alterations so that Landlord may post or record notices of non-responsibility;

(ix) Upon demand Tenant shall give Landlord evidence that it complied with any condition set by Landlord;

(x) Tenant shall give Landlord complete as-built mylar drawings of the Alterations after they are finished; and

(xi) Upon request of Landlord, Tenant shall remove the Alterations and repair any damage from their removal by the Ending Date, or the date the last extension Term ends, if any, whichever is later.

4.01(d).  Payment and Ownership of the Alterations.     Alterations made under this paragraph shall be at Tenant’s expense. The Alterations shall belong to Landlord when this Lease and the last extension Term, if any, ends except for those Alterations required to be removed by Tenant, if any, under paragraph 4.01(c). Nevertheless, Tenant may remove its trade fixtures, furniture, equipment, and other personal property if Tenant promptly repairs any damage caused by their removal.

4.02.  Assignment and Subleasing; Consent Required.    Tenant shall not transfer, mortgage, encumber, assign, or sublease all or part of the Premises without Landlord’s advance written consent.

SECTION 5—INSURANCE

5.01.  Insurance.

5.01(a).  Landlord’s Building Insurance.    Landlord shall keep the Building insured against damage and destruction by fire, earthquake, vandalism, and other perils in the amount of the full replacement value of the Building, as the value may exist from time to time. The insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building.

5.01(b).  Property Insurance.    Each party shall keep its personal property and trade fixtures in the Premises and Building insured with “all risks” insurance in an amount to cover one hundred (100) percent of the replacement cost of the property and fixtures. Tenant shall also keep any non-Building-standard improvements made to the premises at Tenant’s request insured to the same degree as Tenant’s personal property.

5.01(c).  Liability Insurance.    Each party shall maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minium combined single limit of liability of two million dollars ($2,000,000.00) for personal injuries or deaths of persons occurring in or about the Building and Premises.

5.01(d). Waiver of Subrogation.     Each party waives claims arising in any manner in its (Injured Party’s) favor and against the other party for loss or damage to Injured Party’s property located within or constituting a part or all of the Building. This waiver applies to the extent the loss or damage is covered by:

(i)  the Injured Party’s insurance; or

(ii)  the insurance the Injured Party is required to carry under this Section whichever is greater. The waiver also applies to each party’s directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party’s willful misconduct.

If despite a party’s best efforts it cannot find an insurance company meeting the criteria in paragraph 5.01(f) that will give the waiver at reasonable commercial rates, then it shall give notice to the other party within thirty (30) days after the Lease’s Beginning Date. The other party shall then have thirty (30) days to find an insurance company that will issue the waiver. If the other party also cannot find such an insurance company, then both parties shall be released from their obligation to obtain the waiver.

If an insurance company is found but it will give the waiver only at rates greater than reasonable commercial rates, then the parties can agree to pay for the waiver under any agreement they can negotiate. If the parties cannot in good faith negotiate an agreement, then both parties shall be released from their obligation to obtain the waiver.

5.01(e).  Increase in Insurance.    The amounts of coverage required by this Lease are subject to review by the Landlord at the end of each year following the Beginning Date. At each review, if necessary to maintain the same level of coverage that existed on the Beginning Date, the amounts of coverage shall be increased to the lesser of:

(i)  the amounts of coverage carried by prudent landlords and tenants of comparable first class office buildings in the Naples area; or

(ii)  twenty-five (25) percent higher than the previous insurance amounts.

Landlord may make the review and request appropriate increases based upon this review within sixty (60) days after each year ends. Landlord shall not request increased insurance unless it makes, at appropriate times, similar requests of all other tenants whose insurance coverage is below the amount carried by prudent tenants of similar buildings.

5.01(f).  Insurance Criteria.    Insurance policies required by this Lease shall:

(i)  be issued by insurance companies licensed to do business in the state of Florida with general policyholder’s ratings of at least A and a financial rating of at least XI in the most current Best’s Insurance Reports available on the date in paragraph 1.01. If the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies;

(ii)  name the non-procuring party as an additional insured as its interest may appear; other landlords or tenants may also be added as additional insureds in a blanket policy;

(iii)  provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless fifteen (15) days’ advance notice is given to the non-procuring party;

(iv)  be primary policies—not as contributing with, or in excess of, the coverage that the other party may carry;

(v)  be permitted to be carried through a “blanket policy” or “umbrella” coverage;

(vi)  have deductibles not greater than $5,000.00; and

(vii)  be maintained during the entire Term and extension terms, if any.

5.01(g).  Evidence of Insurance.    By the Beginning Date and upon each renewal of its insurance policies, each party shall give certificates of insurance to the other party. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in paragraph 5.01(f). The policies shall be renewed or replaced and maintained by the party responsible for that policy. If either party fails to give the required certificate within thirty (30) days after notice of demand for it, the other party may obtain and pay for that insurance and receive reimbursement from the party required to have the insurance.

5.02.  Indemnification.

5.02(a).  Tenant’s Indemnity.    Tenant indemnifies, defends, and holds Landlord harmless from claims:

(i)  for personal injury, death, or property damage;

(ii)  for incidents occurring in or about the Premises or Building; and

(iii)  caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees.

When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant’s agents, employees, or invitees, Tenant’s duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant’s allocable share of the joint negligence or willful misconduct.

5.02(b).  Landlord’s Indemnity.    Landlord indemnifies, defends, and holds Tenant harmless from claims:

(i)  for personal injury, death, or property damage;

(ii)  for incidents occurring in or about the Premises or Building; and

(iii)  caused by the negligence or willful misconduct of Landlord, its agents, employees, or invitees.

When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord’s agents, employees, or invitees, Landlord’s duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord’s allocable share of the joint negligence or willful misconduct.

5.02(c).  Release of Claims.    Notwithstanding paragraphs 5.02(a) and (b), the parties release each other from any claims either party (Injured Party) has against the other. This release is limited to the extent the claim is covered by the Injured Party’s insurance or the insurance the Injured Party is required to carry under Section 5, whichever is greater.

5.03.  Limitation of Landlord’s Liability.

5.03(a).  Transfer of Premises.    If the Building is sold or transferred, voluntarily or involuntarily, Landlord’s Lease obligations and liabilities accruing after the transfer shall be the sole responsibility of the new owner.

5.03(b).  Liability of Landlord.    In case the original or any successor Landlord shall convey or otherwise dispose of the Premises, it shall thereupon be released from all liabilities and obligations of Landlord under this Lease (except those occurring prior to such conveyance or other disposition ) and such liabilities and obligations shall be binding solely on the then owner of the Premises. It is specifically understood and agreed that there shall be no personal liability of the members of Landlord, which is a Florida limited liability company (nor Landlord’s agent, if any) in respect to any of the covenants, conditions, or provisions of this Lease. In the event of a breach or default by Landlord of any of its obligations under this Lease, and Landlord, its employees, officers, or partners are ordered to pay Tenant a money judgment, Tenant shall look solely to the equity of the Landlord in the Premises for the satisfaction of Tenant’s remedies.

SECTION 6—LOSS OF PREMISES

6.01.  Damages.

6.01(a).  Definition.    “Relevant Space” means:

(i)  the Premises as defined in paragraph 1.02, excluding Tenant’s non-Building-Standard fixtures;

(ii)  access to the Premises; and

(iii)  any part of the Building that provides essential services to the Premises.

6.01(b).  Repair of Damage.    If the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within one hundred and fifty (150) days from the date of the damage using standard working methods and procedures if the Landlord’s mortgagee provides adequate assurances to Landlord that it will make sufficient insurance proceeds available to substantially repair and restore within one hundred fifty (150) days (the “Repair and Restoration Funds”), and if Tenant is not in default at the time the damage occurs or at the time the Repair and Restoration Funds are received by Landlord, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. This repair and restoration shall be made within one hundred and fifty (150) days from the date of the damage (the “Repair and Restoration Period”) unless the delay is due to causes beyond Landlord’s reasonable control; provided, however, that the Repair and Restoration Period may be extended by Landlord for an additional ninety (90) days if at the end of one hundred and fifty (150) days Landlord is making a prompt and diligent effort to repair and restore the Relevant Space, but has not completed doing so. The term “Repair and Restoration Period” includes any extension thereof provided for under this paragraph.

If the Relevant Space cannot be repaired and restored within the one hundred and fifty (150) day period or if Landlord’s mortgagee does not provide adequate assurances to Landlord as to the availability of Repair and Restoration Funds as aforesaid (the “Adequate Assurances”), then either party may, within ten (10) days after determining that the repairs and restoration cannot be made or the Adequate Assurances cannot be given within one hundred and fifty (150) days (as prescribed in paragraph 6.01(c)), cancel the Lease by giving notice to the other party; provided, however, Tenant may not cancel the Lease if Landlord agrees to repair and restore the Relevant Space even though Landlord has not received the Adequate Assurances. Nevertheless, if the Relevant Space is not repaired and restored within the Repair and Restoration Period, then Tenant may cancel the Lease at any time after the end of the Repair and Restoration Period and before the end of a period terminating thirty (30) days after the end of the Repair and Restoration Period. Tenant shall not be able to cancel this Lease if its willful misconduct causes the damage unless Landlord is not promptly and diligently repairing and restoring the Relevant Space.

6.01(c)  Determining the Extent of Damage.    Landlord will exercise good faith and commercial reasonableness in determining whether the repairs and restoration described in paragraph 6.01(b) will take more than one hundred and fifty (150) days to make.

6.01(d).  Abatement.    Unless the damage is caused by Tenant’s willful misconduct, the Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant’s business. The abatement shall consider the nature and extent of interference to Tenant’s ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and notice to Tenant that the repairs and restoration are completed, or until Tenant again uses the Premises or the part rendered unusable, whichever occurs first. Tenant assumes risk of lost revenue during any period of damage, destruction, repair or restoration of the

Premises. Tenant is accordingly urged to procure loss of business insurance to cover some or all of that lost revenue.

6.01(e).  Tenant’s Property.    Notwithstanding anything else in Section 6, Landlord is not obligated to repair or restore damage to Tenant’s trade fixtures, furniture, equipment, or other personal property, or any Tenant improvements.

6.01(f).  Damage to Building. If:

(i)  more than forty (40) percent of the Building is damaged and the Landlord decides not to repair and restore the Building;

(ii)  any mortgagee of the Building shall not allow adequate insurance proceeds for repair and restoration;

(iii)  the damage is not covered by Landlord’s insurance required by paragraphs 5.01(a) and (b); or

(iv)  the Lease is in the last twelve (12) months of its Term,

then Landlord may cancel this Lease. To cancel, Landlord must give notice to Tenant within thirty (30) days after the Landlord knows of the damage. The notice must specify the cancellation date, which shall be at least thirty (30) but not more than sixty (60) days after the date notice is given.

6.01(g).  Cancellation.    If either party cancels this Lease as permitted by paragraph 6.01, then this Lease shall end on the day specified in the cancellation notice. The Rent, Additional Rent, and other charges shall be payable up to the cancellation date and shall account for any abatement. Landlord shall promptly refund to Tenant any prepaid, unaccrued Rent and Additional Rent, accounting for any abatement, plus security deposit, if any, less any sum then owing by Tenant to Landlord. If Landlord cancels this Lease as permitted by paragraph 6.01, then Landlord must also cancel all other similarly affected tenant leases in the Building.

6.02.  Condemnation.

6.02(a).  Definitions.    The terms “eminent domain,” “condemnation,” “taken,” and the like in paragraph 6.02 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

6.02(b).  Entire Taking.    If the entire Premises or the portions of the Building required for reasonable access to, or the reasonable use of, the Premises are taken by eminent domain, this Lease shall automatically end on the earlier of:

(i)  the date title vests; or

(ii)  the date Tenant is dispossessed by the condemning authority.

6. 02(c).  Partial Taking.    If the taking of a part of the Premises materially interferes with Tenant’s ability to continue its business operations in substantially the same manner and space then Tenant may end this Lease on the earlier of:

(i)  the date when title vests;

(ii)  the date Tenant is dispossessed by the condemning authority; or

(iii)  sixty (60) days following notice to Tenant of the date when vesting or dispossession is to occur.

If there is a partial taking and this Lease continues, then the Lease shall end as to the part taken and the Rent and Additional Rent shall abate in proportion to the part of the Premises taken and Tenant’s pro rata share shall be equitably reduced.

6.02(d).  Termination by Landlord.    If title to a part of the Building other than the Premises is condemned, and in the Landlord’s reasonable opinion, the Building should be restored in a manner that materially alters the Premises, Landlord may cancel this Lease by giving notice to Tenant. Cancellation notice shall be given within sixty (60) days following the date title vested. This Lease shall end on the date specified in the cancellation notice, which date shall be at least thirty (30) days but not more than ninety (90) days after the date notice is given.

6.02(e).  Rent Adjustment.    If the Lease is canceled as provided in paragraphs 6.02(b), (c), or (d), then the Rent, Additional Rent, and other charges shall be payable up to the cancellation date, and shall account for any abatement. Landlord, considering any abatement, shall promptly refund to Tenant any prepaid, unaccrued Rent and Additional Rent plus Security Deposit, if any, less any sum then owing by Tenant to Landlord.

6.02(f).  Repair.    If the Lease is not canceled as provided for in paragraphs 6.02(b), (c), or (d), then Landlord at its expense shall promptly repair and restore the Premises to the condition that existed immediately before the taking, except for the part taken, to render the Premises a complete architectural unit, but only to the extent of the:

(i)  condemnation award received for the damage; and

(ii)  Building Standard Work.

6.02(g).  Awards and Damages.    Landlord reserves all rights to damages paid because of any partial or entire taking of the Premises. Tenant assigns to Landlord any right Tenant may have to. the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages.

Notwithstanding anything else in Paragraph 6.02(g), Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, Tenant’s personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant, excluding the Landlord’s Buildout, and any other award that would not substantially reduce the award payable to Landlord. Each party shall seek its own award, as limited by paragraph 6.02(g), at its own expense, and neither shall have any right to the award made to the other.

6.02(h).  Temporary Condemnation.    If part or all of the Premises are condemned for a limited period of time (Temporary Condemnation), this Lease shall remain in effect. The Rent and Additional Rent and Tenant’s obligations for the part of the Premises taken shall abate during the Temporary Condemnation in proportion to the part of the Premises that Tenant is unable to use in its business operations as a result of the Temporary Condemnation. Landlord shall receive the entire award for any Temporary Condemnation.

SECTION 7—DEFAULT

7.01.  Tenant’s Default.

7.01(a).  Defaults.    Each of the following constitutes a default (Default):

(i)  Tenant’s failure to pay Rent or Additional Rent within seven (7) days after Tenant receives notice from Landlord of Tenant’s failure to pay Rent or Additional Rent;

(ii)  Tenant’s failure to pay Rent or Additional Rent by the due date, at any time during a calendar year in which Tenant has already received one notice of its failure to pay Rent or Additional Rent by the due date;

(iii)  Tenant’s failure to perform or observe any other Tenant obligation after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after it receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure;

(iv)  Tenant’s abandoning or vacating the Premises if theretofore or thereafter Tenant fails to timely pay the Rent and Additional Rent by the due date;

(v)  The occurrence of any of the following:

(A)  a petition in bankruptcy is filed by or against Tenant;

(B)  Tenant is adjudicated as bankrupt or insolvent;

(C)  a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant’s property; or

(D)  Tenant makes an assignment for the benefit of creditors.

7.02.  Landlord’s Remedies.

7.02(a).  Remedies.    Landlord in addition to the remedies given in this Lease or under the law, may do any one or more of the following if Tenant commits a Default under paragraph 7.01:

(i)  end this Lease, and Tenant shall then surrender the Premises to Landlord;

(ii)  enter and take possession of the Premises either with or without process of law and remove Tenant, with or without having ended the Lease; and

(iii)  alter locks and other security devices at the Premises.

Tenant waives claims for damages by reason of Landlord’s reentry, repossession, or alteration of locks or other security devices and for damages by reason of any legal process.

7.02(b).  No Surrender.    Landlord’s exercise of any of its remedies or its receipt of Tenant’s keys shall not be considered an acceptance or surrender of the Premises by Tenant. A surrender must be agreed to in a writing signed by both parties.

7.02(c).  Rent.    If Landlord ends this Lease or ends Tenant’s right to possess the Premises because of a Default, Landlord may hold Tenant liable for Rent, Additional Rent, and other indebtedness accrued to the date the Lease ends. Tenant shall also be liable for the Rent, Additional Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default, reduced by any sums Landlord receives by reletting the Premises during the Term.

7.02(d).  Other Expenses.    Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the Term ended due to Tenant’s Default:

(i)  reasonable broker’s fees incurred by Landlord for reletting part or all of the Premises prorated for that part of the reletting Term ending concurrently with the then current Term of this Lease;

(ii)  the cost of removing and storing Tenant’s property;

(iii)  the cost of repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new Tenant; and

(iv)  other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.

7.02(e).  Payment.    Tenant shall pay the sums due in paragraphs 7.02(c) and (d) within thirty (30) days after receiving Landlord’s proper and correct invoice for the amounts.

7.02(f).  Mitigation.    Landlord shall mitigate its damage by making reasonable efforts to relet the Premises on reasonable terms; provided, however, that if the Landlord has comparable available space in the Building, Landlord may rent its other space before being obligated to rent the Premises. Landlord may relet for a shorter or longer period of time than the Lease Term and make any necessary repairs or alterations. Landlord may relet on any reasonable terms including a reasonable amount of free rent. If Landlord relets for a period of time longer than the current Lease Term, then any special concessions given to the new tenant shall be allocated throughout the entire reletting Term to not unduly reduce the amount of consideration received by Landlord during the remaining period of Tenant’s Term.

7.03.  Landlord’s Default.    Landlord’s failure to perform or observe any of its Lease obligations after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Tenant is a Default. The notice shall give in reasonable detail the nature and extent of the failure and identify the Lease provision(s) containing the obligation(s). After Tenant receives notice of a Mortgagee’s name and address and request for notice upon Landlord’s Default, Tenant shall provide the notice required by this paragraph to the Mortgagee at the same time Tenant gives notice to Landlord.

If Landlord commits a Default, Tenant may pursue any remedies given in this Lease or under the law.

7.04.  Exception to Cure Periods.    The cure periods in paragraph 7.01(a)(iii) and 7.03 do not apply to:

(i)  emergencies;

(ii)  failure to maintain the insurance required by paragraph 5.01.

7.05.  Self-Help.    If either party defaults (Defaulting Party), the other party (Non-defaulting Party) may, without being obligated and without waiving the Default, cure the Default. The Non-defaulting Party may enter the Premises or Building to cure the Default. The Defaulting Party shall pay the Non-defaulting Party, upon demand, all costs, expenses, and disbursements incurred by the Non-defaulting Party to cure the Default.

7.06.  Survival.    The remedies permitted by Section 7, the parties’ indemnities in paragraph 5.02, and Landlord’s obligation to mitigate damages in paragraph 7.02(f) shall survive the ending of this Lease.

SECTION 8—NON-DISTURBANCE

8.01.  Subordination.

8.01(a).  Mortgages.    Subject to paragraph 8.01(b), this Lease is subordinate to prior or subsequent mortgages covering the Building or the Land.

8.01(b).  Foreclosures.    If any mortgage is foreclosed, then:

(i)  This Lease shall continue;

(ii)  Tenant’s quiet possession shall not be disturbed if Tenant is not in Default;

(iii)  Tenant will attorn to and recognize the mortgagee or purchaser at foreclosure sale (Successor Landlord) as Tenant’s landlord for the remaining Term; and

(iv)  The Successor Landlord shall not be bound by:

(A)  any payment of Rent or Additional Rent for more than one month in advance, except the Security Deposit and free rent, if any, specified in the Lease,

(B)  any amendment, modification, or ending of this Lease without Successor Landlord’s consent after the Successor Landlord’s name is given to Tenant unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent, and

(C)  any liability for any act or omission of a prior Landlord.

8.01(c).  Self-Operating.     Paragraph 8.01 is self-operating. However, Tenant shall promptly execute and deliver any documents needed to confirm this arrangement.

8.02.  Estoppel Certificate.

8.02(a).  Obligation.    Either party (Answering Party) shall from time to time, within ten (10) business days after receiving a written request by the other party (Asking Party), execute and deliver to the Asking Party a written statement. This written statement, which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing shall certify:

(i)  the accuracy of the Lease document;

(ii)  the Beginning and Ending Dates of the Lease;

(iii)  that the Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification;

(iv)  whether to the Answering Party’s knowledge the Asking Party is in default or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying the Default, claim, or demand; and

(v)  to other correct and reasonably ascertainable facts that are covered by the Lease terms.

8.02(b).  Remedy.    The Answering Party’s failure to comply with its obligation in paragraph 8.02(a) shall be a Default. Notwithstanding ‘paragraphs 7.01(a)(iii) and 7.03, the cure period for this Default shall be five (5) business days after the Answering Party receives notice of the Default.

8.03.  Quiet Possession.    Landlord warrants that it owns the Building. If Tenant is not in default, and subject to the Lease terms and the above encumbrances, Landlord warrants that it will not disturb Tenant’s peaceable and quiet enjoyment of the Premises.

SECTION 9—LANDLORD’S RIGHTS

9.01.  Rules.

9.01(a).  Rules.    Tenant, its employees and invitees, shall comply with:

(i)  such rules of general applicability for the Building which Landlord will reasonably promulgate in writing from time to time (the “Rules”); and

(ii)  reasonable modifications and additions to the Rules adopted by Landlord that:

(A)  Tenant is given ten (10) days advance notice thereof;

(B)  are for the safety, care, order, or cleanliness of the common areas; and

(C)  do not unreasonably and materially interfere with Tenant’s conduct of its business or Tenant’s use and enjoyment of the Premises.

9.01(b).  Conflict with Lease.    If a Rule issued under paragraph 9.01(a) conflicts with or is inconsistent with any Lease provision, the Lease provision controls.

9.01(c).  Enforcement.    Although Landlord is not responsible for another tenant’s failure to observe the Rules, Landlord shall not unreasonably enforce the Rules against Tenant.

9.02.  Construction Liens.

9.02(a).  Discharge Lien.    Tenant shall, within ten (10) days after receiving notice of any construction lien for material or work claimed to have been furnished to the Premises on Tenant’s behalf and at Tenant’s request:

(i)  discharge the lien; or

(ii)  post a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord.

If Tenant posts a bond, it shall contest the validity of the lien. Tenant shall indemnify, defend, and hold Landlord harmless from losses incurred from these liens.

9.02(b).  Landlord’s Discharge.    If Tenant does not discharge the lien or post the bond within the ten (10) day period, Landlord may pay any amounts, including interest and legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord.

9.02(c).  Consent not Implied.    Paragraph 9.02 is not a consent to subject Landlord’s property to these liens. Pursuant to the provisions of Section 713.10, Florida Statutes, Landlord’s interest in the Premises shall not be subject to liens for improvements made by Tenant or subject to any mechanic’s, laborer’s or materialman’s lien or any other lien or charge on account of or arising from any contract or obligation of Tenant, and any parties dealing with Tenant shall look exclusively to Tenant for payment of any sums owned by Tenant for such improvements.

9.03.  Right to Enter.

9.03(a).  Permitted Entries.    Landlord and its agents, servants, and employees may enter the Premises at reasonable times, and at any time if an emergency, without charge, liability, or abatement of Rent, to:

(i)  examine the Premises;

(ii)  make repairs, alterations, improvements, and additions either required by the Lease or advisable to preserve the integrity, safety, and good order of part or all of the Premises or Building;

(iii)  provide Janitorial and other services required by the Lease;

(iv)  comply with Applicable Laws under paragraph 3.01;

(v)  show the Premises to prospective lenders or purchasers and during the one hundred and eighty (180) days immediately before this Lease ends to prospective tenants;

(vi)  post notices of non-responsibility;

(vii)  remove any Alterations made by Tenant in violation of paragraph 4.01; and

(viii)  post “For Sale” signs and, during the one hundred and eighty (180) days immediately before this Lease ends, post “For Lease” signs.

9.03(b).  Entry Conditions.    Notwithstanding paragraph 9.03(a), entry is conditioned upon Landlord:

(i)  giving Tenant at least twenty-four (24) hours advance notice, except in an emergency;

(ii)  promptly finishing any work for which it entered; and

(iii)  causing the least practical interference to Tenant’s business.

9.04.  Holdover.

9.04(a).  Holdover Status.    If Tenant continues occupying the Premises after the Term ends (Holdover) then:

(i)  if the Holdover is with Landlord’s written consent, it shall be a month-to-month tenancy, terminable on fifteen (15) days advance notice by either party. Tenant shall pay at the beginning of each month Rent and Additional Rent that Landlord specifies in the written consent;

(ii)  if the Holdover is without Landlord’s written consent, then Tenant shall be a tenant-at-sufferance. Tenant shall pay by the first day of each month twice the amount of Rent and Additional Rent due in the last full month immediately preceding the Holdover period and shall be liable for any damages suffered by Landlord because of Tenant’s Holdover. Landlord shall retain its remedies against Tenant who holds over without written consent.

9.04(b).  Holdover Terms.    The Holdovers in paragraph 9.04(a) shall be on the same terms and conditions of the Lease except:

(i)  the Term (paragraph 1.04);

(ii)  Rent and Additional Rent (paragraphs 2.01 and 2.02);

(iii)  the Quiet Possession provision is deleted (paragraph 8.03);

(iv)  Landlord’s obligation for services and repairs for a paragraph 9.04(a)(ii) Holdover (paragraphs 3.02 and 3.03) is deleted; and

(v)  the Defaulting Party may be Tenant only (paragraph 7.05).

9.05.  Signs.    The Building shall be named the “Citizens National Bank Center” during the initial Term, and any extension terms, of the Lease, and a sign to that effect (the “Building Sign”) shall be placed on the face of the Building. Landlord and Tenant shall share all costs related to the design, construction and installation of the Building Sign on an equal basis. Tenant shall have the dominant position on any free standing signs associated with the Building. Tenant shall not place or suffer to be placed or maintained upon any exterior door, roof, wall or window of the Premises or the Building any sign, awning, canopy or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premises or the Building without first obtaining Landlord’s express prior written consent, which consent will not be unreasonably withheld. Tenant further agrees to maintain such sign, lettering or other thing as may be approved by Landlord in good condition and repair at all times at Tenant’s expense and to remove the same at the end of the term of this Lease as and if requested by Landlord. Upon removal thereof, Tenant agrees to repair any damage to the Premises caused by such installation and/or removal.

SECTION 10—HOURS OF OPERATION

During the Term, as a material covenant of this Lease Tenant shall, subject to the requirements of governmental entities having jurisdiction, open and operate its business (i) a minimum of 48 weeks per year, and (ii) not less than the reasonable number of hours and during the hours that an average business of the same type as Tenant’s business is generally open.

SECTION 11—[Deleted]

SECTION 12—MISCELLANEOUS

12.01.  Broker’s Warranty.    The parties warrant that there are no brokers with whom they dealt on this Lease. The party who breaches this warranty shall defend, hold harmless, and indemnify the non-breaching party from any claims or liability arising from the breach.

12.02.  Attorneys’ Fees.    In any litigation between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party. A party shall be considered the prevailing party if:

(i)  it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment;

(ii) the other party withdraws its action without substantially obtaining the relief it sought; or

(iii)  it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

12.03.  Notices.    Unless a Lease provision expressly authorizes verbal notice, all notices under this Lease shall be in writing and sent by registered or certified mall, postage prepaid, as follows:

To Tenants:	Prior to the Beginning Date	After the Beginning Date
	Citizens National Bank of	Citizens National Bank of
	Southwest Florida, N.A.	Southwest Florida, N.A.
	3401 Tamiami Trail North	1185 Immokalee Road
	Naples, Florida 34103	Naples, Florida 34110
	Attn: Michael L. McMullan, CEO	Attn: Michael L. McMullan, CEO

and

To Landlord:	Citizens Reserve, LLC
3606 Enterprise Avenue
Naples, Florida 34104-3698
Attn: Donald R. Barber, Manager

Either party may change these persons or addresses by giving notice as provided above. Tenant shall also give required notices to Landlord’s mortgagee after receiving notice from Landlord of the mortgagee’s name and address. Notice shall be considered given and received on the latest original delivery or attempted delivery date as indicated on the postage receipt(s) of all persons and addresses to which notice is to be given.

12.04.  Partial Invalidity.    If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

12.05.  Waiver.    The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.

12.06.  Construction.    The parties chose this Lease document because it is fair to both parties. Therefore, the parties agree that every provision shall be construed as if both parties were equally responsible for drafting the provision.

12.07.  Binding on Successors.    This Lease shall bind the parties’ heirs, successors, representatives, and permitted assigns.

12.08.  Governing Law.     This Lease shall be governed by the laws of the state of Florida.

12.09.  Insurance Increase.    If due to Tenant’s particular use of the Premises the Landlord’s insurance rates are increased, Tenant shall pay the increase.

12.10.  Lease not an Offer.    Landlord gave this Lease to Tenant for review. It is not an offer to lease. This Lease shall not be binding unless signed by both parties.

12.11.  Recording.    Recording of this Lease is prohibited.

12.12.  Survival of Remedies.    The parties’ remedies shall survive the ending of this Lease when the ending is caused by the Default of the other party.

12.13.  Authority of Parties.    Each party warrants that it is authorized to enter into the Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary.

12.14.  Business Days.    Business days means Monday through Friday inclusive, excluding holidays identified at paragraph 3.02(b). Throughout this Lease, wherever “days” are used the term shall refer to calendar days. Wherever the term “business days” is used the term shall refer to business days.

12.15.  Entire Agreement.    This Lease contains the entire agreement between the parties about the Premises and Building. Except for the Rules for which paragraph 9.01(a) controls, this Lease shall be modified only by a writing signed by both parties.

12.16.  Definition of Lease.    This Lease consists of the following:

(i)  Sections 1 through 16;

(ii)  Signature Page; and

(iii)  Exhibits A, B, C and D.

12.17.  Radon Gas Disclosure.    Florida law requires the following disclosure: “Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

12.18.  Approval by Office of the Comptroller.    This Lease is contingent upon Tenant receiving written approval from the United States Office of the Comptroller (“OCC”) to operate a branch office on the Premises. Tenant represents and warrants that it has received verbal approval from the OCC to operate a branch office on the Premises.

SECTION 13—HAZARDOUS MATERIALS

Tenant hereby represents and agrees that it will not use, handle, store, transport or dispose of or permit the use, handling, storage, transportation or disposal of hazardous or toxic substances, as those terms may be defined or used in any local, state, or federal environmental, hazardous substance or land or water use laws or regulations, and that any intentional use or accidental spillage of such substance will be cleaned up by Tenant immediately after such occurrence. Tenant hereby agrees to indemnify, defend and save harmless Landlord from and against all loss, costs, expenses, fines, penalties, reimbursement costs and damages (including reasonable attorneys’ fees and court costs) that result from Tenant’s, their employees’, agents’, customers’ or clients’ use of the Premises, arising under any provision of local, state or federal law, including common law, which prohibits or regulates the use, handling, storage, transportation or disposal of a hazardous or toxic substance or which requires removal or remedial action and the costs of removal or remedial action of such hazardous or toxic substance, including any fines levied in connection therewith, whether such costs of response are incurred by the Landlord or any local, state or federal governments or by other persons and including any personal injuries suffered in connection therewith. To the best of Landlord’s knowledge, without having a duty for independent inquiry or investigation, no hazardous or toxic substances or asbestos exist on the Premises as of the date hereof and, if it is subsequently determined that hazardous or toxic substances or asbestos existed on the Premises as of the date hereof, Landlord will at its expense use reasonable efforts to remove it, will test the areas affected and ultimately provide Tenant with “clean” test results, and will indemnify and hold Tenant, its agents and employees harmless from any loss or liability, cost or expense (including reasonable attorneys’ fees) incurred in connection therewith.

SECTION 14—CONSTRUCTION OF PREMISES

14.01.  Landlord’s Work.    Tenant acknowledges that Landlord anticipates constructing the Building prior to the Beginning Date. Landlord shall construct the Premises and the Building substantially in accordance with the specifications set forth in Exhibit B (“Landlord’s Work”). The Building design will meet all requirements of the Americans with Disabilities Act. Landlord’s obligation to perform this Lease is contingent upon its receipt of all local development orders from appropriate governmental agencies required to authorize construction of Landlord’s Work. Tenant acknowledges that it has no right to attend or otherwise participate in construction progress meetings between Landlord and its general contractor. Landlord shall have the right to run utility lines, pipes, roof drainage lines, conduits, duct work and/or component parts of mechanical and electrical through the Premises to service other tenants and Building areas, and Landlord shall have the right to repair, alter, replace or remove the same, and to require Tenant to maintain proper access to any panels thereto installed by Landlord; provided, however, in performing such work Landlord shall use reasonable efforts to not reduce the usable area of the Premises or unreasonably impair Tenant’s ability to operate its business in the Premises. The Premises, prior to occupancy, will be delivered to Tenant by Landlord in a neat and clean condition, free of any Hazardous Substance (including, without limitation, any asbestos or asbestos-containing material). Landlord agrees, without cost to Landlord, to fully cooperate with Tenant in obtaining the required Building Permit for Tenant’s Construction, and in obtaining an unconditional permanent Certificate of Occupancy, or the local equivalent thereof.

14.02.  Tenant’s Construction.    Tenant acknowledges receipt of Landlord’s delivery to Tenant of a complete set of all drawings and architectural plans and specifications with respect to the Building (including a utilities plan and a mechanical and electrical plan) and other plans and specifications and information (the “Building Information”) pertaining to or used in connection with the construction of the Building necessary for the Tenant’s architect to prepare Tenant’s Plans for Tenant’s improvements to the Premises (“Tenant’s Improvements”). Tenant’s Improvements shall comply with the provisions of this Lease dealing with Alterations. Prior to commencement of Tenant’s Improvements, Tenant shall supply Landlord with Tenant’s Plans. Tenant’s Plans shall be compatible with the Building Information and must comply with all applicable laws, ordinances and building codes and must be approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall commence construction promptly and thereafter pursue construction to completion diligently and in a good and workmanlike manner. Tenant shall be responsible for all costs and expenses in connection with the design, permitting, construction and completion of Tenant’s Improvements.

14.03.  Tenant Improvement Allowance.    Landlord agrees to reimburse up to Twenty and 00/100 Dollars ($20.00) per usable square foot contained in the Premises (the “Allowance”) toward the hard construction cost of completion of the Tenant’s Construction excluding cost of permits, bond premiums (if any), Certificate of Occupancy, architect’s fees and all other soft costs of such construction. Landlord will fund the Allowance to Tenant upon completed work certified by Tenant’s architect as being compete and subject to inspection by and approval of Landlord or its representative within ten (10) days after the latest to occur of (I) delivery from Tenant to Landlord of a Certificate of Occupancy for the Premises, (ii) approval of draw requests by Tenant and Landlord, and (iii) proof of payment by Tenant of the sum Tenant seeks from Landlord in reimbursement. No final payment shall be made unless a final release of lien has been provided by Tenant’s general contractor with a final contractor’s affidavit of substantial completion and a Certificate of Occupancy by all applicable governmental authorities. If the cost to complete the Tenant’s Construction is less than the amount of the Allowance, the undisbursed portion thereof shall not be held by Landlord as a credit to Tenant against the Rent coming due under this Lease and Tenant shall have no further right, title or interest in the Allowance. Tenant shall be responsible for all cost and expense in connection with the construction and completion of Tenant’s Construction, except for the amount of the Allowance.

SECTION 15—OPTIONS TO EXTEND

15.01.  First Extension Option.    If this Lease has not been terminated, Tenant may extend this Lease for a period of five (5) years (the First Extension Term) beginning immediately after the Term, upon the same terms and conditions of the Lease, except that:

(i)  the Term shall be modified as stated above;

(ii)  there shall be no Tenant Improvement Allowance;

(iii)  the Base Rent and Additional Rent shall be calculated as follows:

Rent for the Premises shall be Additional Rent as provided in the Lease and adjusted from time to time plus the then Current Market Rental Rate increased at the end of the first year of the First Extension Term and each succeeding Lease Year during the First Extension Term as hereafter provided, effective on the first month of the new Lease Year and payable in equal monthly installments. Current Market Rental Rate shall mean the market value, including Operating Expenses for comparable space within Collier County having regard for similar characteristics of use, age of building, quality of building, construction and location. If, within sixty (60) days prior to the end of the initial Term of the Lease, Landlord and Tenant cannot agree as to the then Current Market Rental Rate after a diligent and good faith effort to do so, they shall each appoint an MAI appraiser who will collectively appoint a third MAI appraiser. The three appraisers shall by majority vote determine then Current Market Rental Rate within forty-five (45) days after the appointment of the last of the three appraisers. The determination of the majority of the appraisers shall be binding on Landlord and Tenant as the then Current Market Rental Rate for the first year of the First Extension Term. Landlord and Tenant shall each pay one-half (2) of the costs incurred in determining the then Current Market Rental Rate. The CPI for the second to last month (most recently published) prior to the first year of the First Extension Term shall be fixed and established as the base index figure (“Base CPI”). At the beginning of the first and each succeeding Lease Year during the First Extension Term, the CPI for the second to last month (most recently published) preceding the beginning of such period shall be ascertained and noted (“First Extension Adjustment CPI”). The Base Rent for the ensuing years of the First Extension Term shall be adjusted by increasing the Base Rent each year by the greater of (i) that percentage which the First Extension Adjustment CPI has increased over the Base CPI, or (ii) by multiplying the Base Rent for the most recent lease year by three percent (3%). The same procedure shall be used for each succeeding year during the First Extension Term to calculate the amount of annual increases to Base Rent during each year of the First Extension Term of the Lease; provided, however, that Base Rent shall never increase by less than three percent (3%) even if CPI increases by less than three percent (3%) from one Lease Year to the next or CPI decreases. “CPI” has the meaning ascribed to it in this Lease.

15.02.  Second Extension Option.    If this Lease has not been terminated, Tenant may extend this Lease for a period of five (5) years (the Second Extension Term) beginning immediately after the First Extension Term, upon the same terms and conditions of the Lease, except that:

(i)  the Term shall be modified as stated above;

(ii)  there shall be no Tenant Improvement Allowance;

(iii)  the Base Rent and Additional Rent shall be calculated as follows:

Rent for the Premises shall be Additional Rent as provided in the Lease and adjusted from time to time plus the then Current Market Rental Rate increased at the end of the first year of the Second Extension Term and each succeeding Lease Year during the Second Extension Term as hereafter provided, effective on the first month of the new Lease Year and payable in equal monthly installments. Current Market Rental Rate shall mean the market value, including Operating Expenses for comparable space within Collier County having regard for similar characteristics of use, age of building, quality of building, construction and location. If, within sixty (60) days prior to the end of the First Extension Term of the Lease, Landlord and Tenant cannot agree as to the then Current Market Rental Rate after a diligent and good faith effort to do so, they shall each appoint an MAI appraiser who will collectively appoint a third MAI appraiser. The three appraisers shall by majority vote determine then Current Market Rental Rate within forty-five (45) days after the appointment of the last of the three appraisers. The determination of the majority of the appraisers shall be binding on Landlord and Tenant as the then Current Market Rental Rate for the first year of the Second Extension Term. Landlord and Tenant shall each pay one-half (2) of the costs incurred in determining the then Current Market Rental Rate. The CPI for the second to last month (most recently published) prior to the first year of the Second Extension Term shall be fixed and established as the base index figure (“Base CPI”). At the beginning of the first and each succeeding Lease Year during the Second Extension Term, the CPI for the second to last month (most recently published) preceding the beginning of such period shall be ascertained and noted (“Second Extension Adjustment CPI”). The Base Rent for the ensuing years of the Second Extension Term shall be adjusted by increasing the Base Rent each year by the greater of (i) that percentage which the Second Extension Adjustment CPI has increased over the Base CPI, or (ii) three percent (3%). The same procedure shall be used for each succeeding year during the Second Extension Term to calculate the amount of annual increases to Base Rent during each year of the Second Extension Term of the Lease; provided, however, that Base Rent shall never increase by less than three percent (3%) even if CPI increases by less than three percent (3%) from one Lease Year to the next or CPI decreases. ACPI@ has the meaning ascribed to it in this Lease.

15.03.  Conditions.    The Options to Extend shall automatically terminate and be of no further force and effect if the Lease ever terminates. To exercise the Option to Extend Tenant must:

(i)  not be in default at the time it exercises the Option to Extend;

(ii)  not have failed to pay part or all of the Rent within ten (10) days after it was due on more than three (3) occasions within any twelve (12) month period during the Term or First Extension Term of the Lease; and

(iii)  give written notice to Landlord that Tenant is exercising its Option to Extend at least one hundred and eighty (180) days but not more than two hundred and forty (240) days before the initial Term or First Extension Term, as the case may be, ends.

15.04.  Notice of Election Not to Extend.    Notwithstanding the provisions of paragraph 15.03, Tenant shall provide written notice to Landlord should Tenant elect not to exercise the Option to Extend at least one hundred eighty (180) days before the initial Term ends. Time shall be of the essence to Tenant’s notice obligation under this paragraph and paragraph 15.03, and notwithstanding anything contained in this Lease to the contrary, Tenant’s right to extend the Term of this Lease shall automatically terminate if Tenant does not provide notice of its intention to extend in strict compliance with paragraph 15.03 of this Lease.

SECTION 16—RIGHT OF FIRST REFUSAL

Provided Tenant is not then in default under the Lease, Tenant shall have the right exercisable on seven (7) business days prior written notice to lease any space contiguous to the Premises on the same terms and conditions as the Landlord may receive in writing from and signed by a third party. Such right of first refusal shall not apply to renewals or extensions of leases currently in effect in the Building. If Landlord receives a bona fide, arm’s length offer from some third party for the lease thereof which Landlord wishes to accept, Landlord shall furnish a copy of the offer to Tenant within seven (7) business days after receipt from the third party, and offer to lease the space to Tenant with the same deposit on the same terms and conditions, using the same lease form. Tenant shall have seven (7) business days after receipt of an offer from Landlord within which to give written notice to Landlord of Tenant’s election to lease the space on the same terms and conditions and deliver the deposit to Landlord. Upon a timely election to lease, Landlord and Tenant shall be deemed to have (i) entered into a written lease with the same terms, conditions, and form as made by the third-party and Landlord and Tenant shall thereafter execute and deliver a lease to that effect (the “Expansion Space Lease”); and (ii) extended the then current term of this Lease to the ending date of the Expansion Space Lease; provided, however, that the then current term of this Lease shall not under any circumstances be shortened even if the Expansion Space Lease ends prior to the Ending Date of this Lease. If Landlord does not receive the deposit and a timely written election to lease from Tenant within the seven (7) business days, it is an election by Tenant not to lease. All rights of first refusal end upon an election not to lease as provided above.

LANDLORD:

CITIZENS RESERVE, LLC, a Florida Limited Liability Company

	By:	Donald R. Barber Manager
WITNESS

WITNESS

TENANT:

CITIZENS NATIONAL BANK OF SOUTHWEST FLORIDA, N.A.

WITNESS	By:
Michael L. McMullan Chief Executive Officer
WITNESS